Exhibit 10.7

SEPARATION AGREEMENT AND GENERAL RELEASE
Chico's FAS, Inc. deeply appreciates all of your contributions to the business. Your separation is not, in any way, the result of your performance. Rather, your position is being eliminated solely as a result of the pandemic of COVID-19 and its impact on the business.
This Agreement is made between Mary van Praag (referred to in the first person) and Chico's FAS, Inc. ("Chico's"), its parent corporation, affiliates, subsidiaries, divisions, successors and assignees and the current and former employees, officers, directors and agents thereof (collectively referred to as the "Released Parties").
1.    Last Day of Employment. My last day of active employment with Chico's FAS, Inc. is April 28, 2020. My separation date is May 1, 2020.
2.    Separation Program Eligibility Requirements. To be eligible to receive the consideration described in Paragraph 3 below, I must have been separated as part of the COVID-19 NSSC Corporate Officer Organizational Realignment — May 2020, must fully execute this Separation Agreement and General Release ("Agreement"), and must not revoke this Agreement as provided in Paragraph 7 below. If I do not fully execute this Agreement within 45 days, this Agreement is null and void.
3.    Consideration. In consideration for signing this Agreement and the compliance with promises and agreements herein, Chico's agrees:

a.	to pay me $ 168,750.00 (equivalent to 26 weeks of salary); and

b.
to pay for 6 months of COBRA coverage if I am currently enrolled in Chico's healthcare benefits. I understand I will be enrolled by Chico's and applicable coverage payment(s) will be made directly to the COBRA Plan Administrator.

The Separation benefit in 3(a) will be less all applicable deductions and paid in seven bi-weekly installments of $24,107.14 and is contingent upon the receipt of the signed Separation Agreement and General Release. Payments will begin with the first pay period after your execution and non-revocation of the Agreement.
I understand and agree that 1 would not receive the benefits set forth in this Paragraph, except for my execution of this Agreement and the fulfillment of the promises contained herein.
4.    I agree to refer all requests for employment references to The Work Number at www.theworknumber.com. employer code 12336. The Work Number, in turn, will provide only confirmation of employment, dates of employment and job title.
5.    Applicable Data. I have been provided with a list of the job titles and ages of all individuals in the COVID-19 NSSC Corporate Officer Organizational Realignment — May 2020 who were eligible for the Separation Program, and a list of the ages of all individuals in the COVID-19 NSSC Corporate Officer Organizational Realignment — May 2020 who were not eligible for the Separation Program.
6.    Affirmations. I acknowledge and agree as follows: (a) Upon receipt of my final regular paycheck paying me through May 1, 2020, I will have received all compensation due, including, but not limited to all wages, commissions, bonuses, overtime, and any accrued, unused paid time off to which I am entitled; (b) I have no known workplace injuries or occupational diseases other than what I have previously reported to Chico's and I understand any open workers' compensation claim will be unaffected by my separation of employment; (c) I have been provided and/or have not been denied any leave requested under the federal Family and Medical Leave Act or any applicable state leave law; (d) I have not filed, caused to be filed, or am presently a party to any claim, complaint, or action against Chico's in any forum or form; (e) I have either submitted for reimbursement or received payment for any business expenses; and (f) I have no knowledge or suspicion of any illegal or unethical conduct or other wrongdoing by an officer, director, employee or agent of Chico's which I have not reported previously to Chico's.
7.Revocation. I may revoke this Agreement for a period of seven calendar days following the day I execute this Agreement. Any revocation within this period must be submitted, in writing, to Kristin Gwinner, Chief Human Resources Officer, and state, "I hereby revoke my acceptance of our Agreement." The revocation must be personally delivered to Kristin Gwinner, or her designee, or mailed to Kristin Gwinner and postmarked within seven calendar days of execution of this Agreement. This Agreement will not become effective or enforceable until the revocation period has expired.
I understand that I have up to 45 calendar days from May 1, 2020 to review this Agreement and that Chico's advises me to consult with an attorney prior to execution of this Agreement. I may accept and sign this Agreement before the end of the 45-day period, but I am not required to do so by Chico's. I agree that any modifications of any kind to this Agreement do not restart or affect in any manner the original 45-day consideration period:
8.General Release of Claims. I knowingly and voluntarily release and forever discharge the Released Parties of and from any and all claims, known and unknown, I have or may have against the Released Parties as of the date of execution of this Agreement, including, but not limited to, any alleged violation of:

•	Title VII of the Civil Rights Act of 1964, as amended;

•	The Lilly Ledbetter Fair Pay Act of 2009;

•	The Civil Rights Act of 1991;

•	Sections 1981 through 1988 of Title 42 of the United States Code, as amended;

•	The Employee Retirement Income Security Act of 1974, as amended;

•	The Immigration Reform and Control Act, as amended;

•	The Americans with Disabilities Act of 1990, as amended;

•	The Age Discrimination in Employment Act of 1967, as amended;

•	The Older Workers Benefit Protection Act;

•	The Family and Medical Leave Act of 1993, as amended;

•	The Workers Adjustment and Retraining Notification Act, as amended;

•	The Occupational Safety and Health Act, as amended;

•	The Genetic Information Nondiscrimination Act of 2008;

•	The Florida Civil Rights Act, as amended;

•	The Florida Minimum Wage Law, as amended;

•	Equal Pay Law for Florida, as amended;

•	State and federal whistleblower laws;

•	Health Insurance Portability and Accountability Act;

•	Any other federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance;

•	Any claim based on my employment or the termination of that employment, whether grounded in public policy, contract, tort, or common law or otherwise; or

•	Any allegation for costs, fees, or other expenses including attorneys' fees incurred in these matters.
By entering into this Agreement, Released Parties do not admit they have violated any of these laws. Released Parties deny any liability to me whatsoever.

I understand that this is a general release and nothing in this Agreement (a) releases any claim that by law cannot be released by private agreement; (b) limits my right to any benefit vested under any employee benefit plan; and (c) limits or affects my right to challenge the validity of this Agreement.

9.Non-Disparagement. I promise and agree that I will not, directly or indirectly, publicly or privately, make, publish or solicit, or encourage others to make, publish or solicit any disparaging, negative, denigrating or derogatory statements, comments, announcements or remarks concerning Released Parties or any of their respective products, services, businesses, operations, financial affairs, goodwill, business reputation or commercial relationships.
10.Repayment Upon Re-employment. I understand if I return to work for Chico's in any capacity within 14 weeks following my execution of the Agreement, I will be responsible for repaying a proportionate amount of the benefits referenced in Paragraph 3(a) above.
11.Confidential and Proprietary Business Information. I acknowledge that during my employment with Chico's, I had access to confidential and proprietary business information that is the property of Chico's, the disclosure of which would cause substantial and irreparable harm, loss of good will, and injury to Chico's. I agree to return to Chico's all such confidential and proprietary business information in my possession, custody or control or in the possession, custody or control of another to which I- have access, as well as, all files, memoranda, records, documents, computer records, copies of the foregoing, and other information related to Chico's in my custody or control. I further agree not to disclose and not to use any such confidential or proprietary business information without the prior written authorization of the President and Chief Executive Officer of Chico's FAS, Inc.
12.Breach. In the event that I breach any of my obligations under this Agreement, payments under the Agreement shall cease.
13.Return of Chico's Property. I agree that I will, contemporaneously with my signature on this Agreement, return to Chico's all property of Chico's that I have not already returned, including, without limitation, computer equipment, keys, credit cards, cellular telephones, records, correspondence, business cards, appointment calendars, customer lists, address lists and files, documents and copies of any of the foregoing. I understand Chico's retains the right to offset from my separation payments all expenses associated with property not returned.
14.Cooperation. From time to time, Chico's may require my assistance in a matter I may have been involved in, or have knowledge of, during my employment with Chico's. I agree to cooperate in good faith with such requests for assistance. Such requests for assistance will be reasonable in scope and in time.
15.    Unforeseen Circumstances. I have been advised and understand that, to preserve the Company's long-term future, Chico's reserves the right to temporarily suspend separation payments in the event of an unforeseen financial crisis beyond the control of Chico's - similar to the challenges brought about by the pandemic of COVID-19.
16.Governing Law and Interpretation. This Agreement is to be construed and governed under the laws of the state of Florida, without regard to its conflict of laws provision.
17.No Admission of Wrongdoing. The parties agree that neither this Agreement nor the furnishing of the consideration for this Agreement shall be deemed or construed at any time for any purpose as an admission by either party of any liability or unlawful conduct of any kind.
18.Amendment. This Agreement may not be modified, altered, or changed except in a written document signed by both parties that specifically refers to this Agreement.
19.Entire Agreement. This Agreement contains the entire agreement between the parties concerning the subject matters addressed herein. It supersedes any prior agreements or understandings between the parties, except that nothing in this Agreement is intended to supersede or modify my confidentiality and non-solicitation obligations (as set forth in a Restrictive Covenant Agreement, or pursuant to the terms of Chico's FAS, Inc.'s Amended and Restated 2012 Omnibus Stock and Incentive Plan (i) Restricted Stock Agreement and (ii) Performance Award Agreement) that remain in full force and effect. The non-competition provision contained within those materials is hereby eliminated (with all other restrictions remaining unchanged). If any part of the Agreement is found to be invalid, the remaining parts of the Agreement will remain in effect as if no invalid part existed.

Chico’s FAS, Inc.
/s/ Mary van Praag                        /s/ Kristin Gwinner
Mary van Praag                            Kristin Gwinner, Chief Human Resources Officer

Date: 6/4/2020                            Date: 6/5/2020